Exhibit 23.03
                         INDEPENDENT AUDITORS' CONSENT
The Board of Directors
Management Technologies, Inc.:
We consent to incorporation by reference in the registration statements
(No. 33-25528 and 33-52074) on Form S-1 and Form S-3 respectively of Management Technologies, Inc. of our report dated August 13, 1997, relating to the consolidated balance sheet of Management Technologies, Inc. and subsidiaries as of April 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended
April 30, 1997 and 1996, which report appears in the April 30, 1997 annual report on Form 10-KSB of Management Technologies, Inc. and subsidiaries.

Our report dated August 13, 1997 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and at April 30, 1997 has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of that uncertainty.
     /s/ KPMG PEAT MARWICK LLP
New York, New York
August 13, 1997